Exhibit 10.1
RELEASE AND SEPARATION AGREEMENT
     This RELEASE AND SEPARATION AGREEMENT (the “Agreement”) is made and entered into by Joseph Saporito (“EMPLOYEE”) and Carriage Services, Inc., its past, present and future subsidiaries, parents, and affiliates and their past, present, and future employees, officers, directors, agents, insurers and legal counsel (hereinafter collectively referred to as the “COMPANY”).
     WHEREAS, EMPLOYEE and COMPANY entered into an Employment Agreement dated August 7, 2007;
     WHEREAS, EMPLOYEE has advised COMPANY of his intent to resign his employment as of April 30, 2008, and terminate the Employment Agreement;
     WHEREAS, COMPANY wishes to provide EMPLOYEE with an orderly transition from the COMPANY and both EMPLOYEE and the COMPANY wish to settle any and all issues and potential issues which relate or may relate to EMPLOYEE’s employment with and departure from the COMPANY including, but not limited to, those arising under the Employment Agreement;
     NOW, THEREFORE, COMPANY and EMPLOYEE agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:
     1. EMPLOYEE’S RESIGNATION. EMPLOYEE will resign his employment and cease to be employed by the COMPANY effective April 30, 2008 (the “Termination Date”). In addition, EMPLOYEE hereby resigns his position as Chief Financial Officer, Executive Vice President and Assistant Secretary for Carriage Services, Inc.
     2. CONSIDERATION. In consideration for the releases and other covenants set forth in this Agreement, after this Agreement becomes effective, the COMPANY agrees to provide EMPLOYEE:
a. COMPANY will continue to pay EMPLOYEE’s base salary at the biweekly rate of $11,539.21 for a period of twelve (12) months or until EMPLOYEE finds subsequent full-time employment, whichever occurs first (the “Separation Period”). The COMPANY shall have the right to deduct from any payment of compensation to the EMPLOYEE hereunder (x) any federal, state or local taxes required by law to be withheld with respect to such payments, and (y) any other amounts specifically authorized to be withheld or deducted by the EMPLOYEE. EMPLOYEE agrees to provide the Company notice in writing, to the attention of J. Bradley Green at Carriage Services, Inc., 3040 Post Oak, Blvd, Suite 300, Houston, Texas 77056, within three (3) days of commencing subsequent employment. EMPLOYEE Payments during the first ten (10) months of the Separation Period shall be paid in accordance with the COMPANY’s normal payroll schedule and payroll practices in effect from time to time. The final payment, representing the last two (2) months, shall be paid in a single lump sum no later than March 1, 2009.

          b. EMPLOYEE will have the option to exercise his COBRA rights to continue health insurance coverage under the COMPANY’S group plans. To the extent EMPLOYEE exercises such right, during the Separation Period, COMPANY will pay on EMPLOYEE’s behalf the monthly premium costs for COBRA coverage for EMPLOYEE and EMPLOYEE’s covered dependants.
          c. COMPANY will pay EMPLOYEE an amount of $150,000. The COMPANY shall have the right to deduct from any payment of compensation to the EMPLOYEE hereunder (x) any federal, state or local taxes required by law to be withheld with respect to such payments, and (y) any other amounts specifically authorized to be withheld or deducted by the EMPLOYEE. Such amount shall be paid in a single, lump-sum payment no later than ten (10) days after the EMPLOYEE signs this Agreement.
          d. COMPANY agrees to release EMPLOYEE from any liability arising pursuant to any breach by him of the Employment Agreement.
          e. COMPANY agrees to pay EMPLOYEE for all accrued, but unused vacation as of the Termination Date.
          f. COMPANY agrees to provide EMPLOYEE limited secretarial services during the time the COMPANY is paying consideration pursuant to Subsection 2(a). These secretarial services will be provided at the complete and sole discretion of the COMPANY, such that these services may be terminated by the COMPANY at any time.
          g. In accordance with the terms of the 2006 Long-Term Incentive Plan, the 18,750 shares of Carriage Services, Inc. common stock granted in the Restricted Stock Agreement between Joseph Saporito and Carriage Services, Inc. effective February 13, 2007, that are not currently vested, will become vested on the date that this Agreement becomes irrevocable. Additionally, in accordance with the terms of the Second Amended and Restated 1996 Stock Incentive Plan, the 11,250 shares of Carriage Services, Inc. common stock granted in the Restricted Stock Agreement between Joseph Saporito and Carriage Services, Inc. effective February 3, 2005, that are not currently vested, will become vested on the date that this Agreement becomes irrevocable.”
          h. If the EMPLOYEE dies at any time while the COMPANY is paying consideration pursuant to Subsection 2(a), the Company shall continue making the remaining payments under Subsection 2(a) to the Employee’s estate. Such payments to the Employee’s estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not died.
     EMPLOYEE acknowledges and agrees that the consideration outlined above does not constitute monies to which he would otherwise be entitled as a result of his prior employment with the COMPANY, and that these monies constitute fair and adequate compensation for the promises and covenants of EMPLOYEE set forth in this Agreement.

     3. EMPLOYEE’S RELEASE OF CLAIMS. For and in consideration of the Consideration as described in paragraph 2 of this Agreement, EMPLOYEE hereby irrevocably and unconditionally releases, forever discharges, and covenants not to sue, or bring any other legal action against the COMPANY with respect to any and all claims and causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, which EMPLOYEE has or which could be asserted on his behalf by any other person or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution of this Agreement. EMPLOYEE understands and agrees that this Release includes, but is not limited to, the following:
     a. All claims and causes of action arising under contract, tort or other common law, including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, refusal to perform an illegal act and invasion of privacy.
     b. All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”) (which prohibits age discrimination in employment), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and relevant state laws including, but not limited to the Illinois Human Rights Act, as well as any claims for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, vesting of stock options, commissions, deferred compensation or other remuneration, or employment benefits or compensation. EMPLOYEE specifically waives all rights to any additional bonus and/or awards or payment under the Performance Units Plan, the 2006 Long-Term Incentive Plan or any other plan or policy of the COMPANY.
     c. All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever.
     d. All claims and causes of action arising out of or in any way connected with, directly or indirectly, EMPLOYEE’s employment with the COMPANY, or any incident thereof, including, without limitation, EMPLOYEE’s treatment by the COMPANY; the terms and conditions of the EMPLOYEE’s employment; and the separation of EMPLOYEE’s employment.

     4. RETURN OF COMPANY PROPERTY. EMPLOYEE shall return, in good working order, any and all property of the COMPANY that is in his possession, custody or control on or before April 30, 2008. Such property includes, but is not limited to, keys, software, calculators, equipment, credit cards, forms, files, manuals, correspondence, business cards, personnel data, lists of or other information regarding customers, contacts and/or employees, contracts, contract information, agreements, leases, plans, brochures, catalogues, training materials, computer tapes and diskettes or other portable media.
     5. TAX ISSUES. The COMPANY may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the COMPANY’S employees generally. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the COMPANY to the EMPLOYEE or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the COMPANY shall pay to the EMPLOYEE an additional payment (a “Gross-up Payment” ) in an amount such that after payment by the EMPLOYEE of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the EMPLOYEE retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made under this Section 21 shall be made by the COMPANY’S accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the COMPANY and the EMPLOYEE. All fees and expenses of the Accounting Firm shall be borne solely by the COMPANY. Absent manifest error, any determination by the Accounting Firm shall be binding upon the COMPANY and the EMPLOYEE.
     6. NON-ADMISSION. EMPLOYEE and COMPANY agree that this Agreement and the payment of money to EMPLOYEE by the COMPANY is not an admission by either party of any violation of the other party’s rights or of any violation of contract or statutory or common law.
     7. NON-DISPARAGEMENT. EMPLOYEE specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the COMPANY with respect to his employment with the COMPANY. EMPLOYEE specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the COMPANY, or commenting in a negative fashion on the operations or business reputation of the COMPANY.
     8. CONTINUING OBLIGATIONS. EMPLOYEE acknowledges that in the course of his employment with the COMPANY he has obtained confidential and proprietary information including, but not limited to, financial, business, product, customer and marketing information, plans, forecasts and strategies. EMPLOYEE acknowledges and agrees that he has a continuing obligation to maintain the confidentiality of all such non-public information even after the termination of his employment with the COMPANY.
     9. COOPERATION. EMPLOYEE acknowledges and agrees that from and after the Effective Date of this Agreement, he will cooperate fully with the COMPANY, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of, or in preparation for the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings (“Proceedings”). EMPLOYEE further acknowledges and agrees that he will cooperate fully with the COMPANY, its officers, employees, agents, affiliates and attorneys on any matter related to COMPANY business (“Matters”) during the period of EMPLOYEE’s employment.
     Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be requested by the COMPANY, and shall be with the knowledge of EMPLOYEE. Such cooperation shall be provided by EMPLOYEE without remuneration, but EMPLOYEE shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him in so cooperating including, by way of example and not by way of limitation, airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of EMPLOYEE’s residence. The reasonable fees and expenses of EMPLOYEE shall be reimbursed by the COMPANY on a regular, periodic basis upon presentation by EMPLOYEE of a statement and receipts in accordance with the COMPANY’S customary practices and policies; provided, however, that such reimbursement will be paid no later than December 31 of the calendar year following the calendar year in which EMPLOYEE incurred the expense. In the event EMPLOYEE is asked by a third party to provide information regarding the COMPANY, or is called other than by the COMPANY to testify in any Proceeding/Matter related to the COMPANY, he will notify the COMPANY as soon as possible in order to give the COMPANY a reasonable opportunity to respond and/or participate in such Proceeding/Matter.
     10. FEES AND COSTS. Except as set forth in paragraph 12 of this Agreement, below, the parties shall bear their own attorneys’ fees and costs.
     11. CONSEQUENCES OF BREACH BY EMPLOYEE. EMPLOYEE acknowledges that it would be unfair for EMPLOYEE to retain or receive the Separation Payments if the promises given by EMPLOYEE herein are not enforced (excluding a lawsuit filed by EMPLOYEE solely to challenge the validity of the Age Discrimination in Employment Act waiver). This provision will not limit EMPLOYEE’s liability if COMPANY’s actual damages exceed the amount received by EMPLOYEE under this Agreement.
     COMPANY and EMPLOYEE acknowledge and agree that the prevailing party shall be entitled to payment of its attorneys’ fees and other costs and expenses incurred in enforcing this provision of the Agreement and/or in prosecuting any counterclaim or cross-claim based on this provision of the Agreement.
     12. CHOICE OF LAW/VENUE. This Agreement shall be governed by, construed, and enforced in accordance with, and subject to, the laws of the State of Texas or federal law, where applicable, without regard to the conflict of law principles of any jurisdiction. In the event there shall be any dispute arising out of the terms and conditions of, or in connection with, this

Agreement, the party seeking relief shall submit such dispute to the United States District Court for the Southern District of Texas or, if federal jurisdiction is lacking, the District Courts of Harris County, Texas.
     13. TIME LIMITS. Upon receipt of this Agreement, EMPLOYEE SHALL have up to twenty-one (21) calendar days to consider and decide whether or not to sign and return it to COMPANY. If EMPLOYEE decides to sign this Agreement at any time prior to end of the twenty-one day period, EMPLOYEE agrees to immediately send the signed Agreement to the COMPANY, by registered or certified United States mail, return receipt requested, or by commercial overnight carrier requiring signature upon delivery, to the attention of J. Bradley Green at Carriage Services, Inc., 3040 Post Oak, Blvd, Suite 300, Houston, Texas 77056, on the date it is signed by EMPLOYEE. This Agreement shall be considered to have been delivered to and received by the COMPANY at the address set forth above on the date it is postmarked.
     14. REVOCATION. EMPLOYEE may revoke this Agreement within seven (7) days of EMPLOYEE signing it. Revocation must be made by delivering a written notice of revocation to J. Bradley Green at the address set forth in paragraph 13, above, either by hand delivery, facsimile or by registered or certified United States mail, return receipt requested, or by commercial overnight carrier requiring signature upon delivery. If EMPLOYEE revokes this Agreement it shall not be effective or enforceable and EMPLOYEE shall not receive the consideration promised by the COMPANY described in the paragraph 2 of this Agreement.
     15. ENTIRE AGREEMENT. It is expressly understood and agreed that this Agreement embodies the entire agreement between the Parties relating to EMPLOYEE’s employment by the COMPANY and all other matters arising between COMPANY and EMPLOYEE prior to the date and time of execution hereof, and supersedes any and all prior agreements, arrangements, or understandings between and among them, with the exception of paragraphs 8 and 9 of the Employment Agreement executed by EMPLOYEE during his employment with the COMPANY and the Indemnity Agreement executed by the Company and EMPLOYEE on August 13, 2003. EMPLOYEE and COMPANY agree that paragraphs 8 and 9 of the Employment Agreement and the Indemnity Agreement executed by the EMPLOYEE on August 13, 2003 are enforceable and it is their specific intent that these provisions shall survive the execution of this Agreement.
     No oral understandings, statements, promises, terms, conditions, obligations, or agreements contrary or in addition to the terms of this Agreement exist. This Agreement may not be changed by oral representations, and may only be amended by written instrument executed by a duly authorized representative of each of the Parties, or their respective successors or assigns. If any part of this Agreement is found to be illegal or unenforceable by any agency or court, the remaining provisions shall continue in full force and effect.

     16. OTHER REPRESENTATIONS: EMPLOYEE hereby represents and certifies that he: (1) has carefully read all of this Agreement; (2) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (3) understands its provisions; (4) has been advised in writing and given the opportunity to seek advice and consultation with attorneys regarding this Agreement; (5) has determined that it is in his best interests to enter into this Agreement; (6) has not been influenced to sign this Agreement by any statement or representation by the COMPANY not contained in this Agreement; and (7) enters into this Agreement knowingly and voluntarily.
READ THIS AGREEMENT CAREFULLY BEFORE SIGNING
SIGNING OF RELEASE AND SEPARATION AGREEMENT
     We the undersigned, do hereby sign and agree to the terms set forth in the Release and Settlement Agreement, on the dates set forth below:

/s/ Joseph Saporito	4/28/2008

Joseph Saporito	Date signed

/s/ Melvin C. Payne	4/28/2008

Melvin C. Payne	Date signed
Carriage Services, Inc.
Chief Executive Officer

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